Exhibit 10.1
EXECUTION VERSION
TRANSITION AND RETIREMENT AGREEMENT
     This TRANSITION AND RETIREMENT AGREEMENT (this “Agreement”) is entered into by and between Sysco Corporation, a Delaware corporation (the “Company”), and RICHARD J. SCHNIEDERS, a resident of the state of Texas (“Executive”), as of the Effective Date of the Agreement, as defined below.
WITNESSETH:
     WHEREAS, Executive and Company are parties to that certain First Amended and Restated Executive Severance Agreement dated November 24, 2008 (the “Severance Agreement”), a copy of which is attached hereto;
     WHEREAS, Executive and Company, are parties to that certain Sysco Corporation Fiscal Year 2009 Management Incentive Plan Bonus Agreement, effective as of June 27, 2008 (the “MIP Bonus Agreement”) pursuant to which Executive is entitled to a bonus if the Company meets certain pre-established performance criteria (the “MIP Bonus”);
     WHEREAS, Executive has indicated his intention to retire from his position as Chief Executive Officer of the Company effective as of the close of business on March 31, 2009, and from his employment with the Company effective as of the close of business on June 27, 2009 (the “Retirement Date”); and
     WHEREAS, the parties hereby wish to memorialize their agreement with respect to Executive’s retirement and to clarify his duties through the Retirement Date.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Executive’s Duties; Compensation and Retirement from the Company.
          (a) Executive shall continue to serve in the positions of Chairman of the Board and Chief Executive Officer of the Company through March 31, 2009 at Executive’s base salary in effect as of the Effective Date of this Agreement.
          (b) During the period from April 1, 2009 through the Retirement Date (the “Transition Period”), Executive shall continue to serve in the positions of Chairman of the Board and an employee of the Company. In his position as an employee of the Company, Executive shall perform such tasks as may be requested by the Company’s Chief Executive Officer and the Company’s Board of Directors (the “Board”). During the Transition Period, Executive shall receive a monthly base salary of NINETY-THREE THOUSAND DOLLARS and 00/100 cents ($93,000.00) and shall continue to be eligible for all other benefits as are in effect as of the Effective Date of this Agreement, including without limitation, eligibility for a MIP Bonus under Executive’s MIP Bonus Agreement, as modified by Section 3 of this Agreement. Notwithstanding the foregoing, the Board shall have the right to terminate Executive’s employment at any time prior to the Retirement Date for any reason, in its sole discretion. In addition, at any time during the Transition Period or at any time thereafter, Executive agrees to resign from his position as Chairman of the Board of the Company and as a Director of the Company within ten (10) days of receipt of the Board’s written request that he do so. If Executive’s employment is terminated prior to the end of the Transition Period for any reason, Executive shall continue to receive the monthly base salary set forth in this Section 1(b) through the Retirement Date.
          (c) Executive shall be entitled to (i) an office and secretarial and other assistance at the Company’s headquarters in Houston, Texas through the end of the Transition Period; (ii) reimbursement of all reasonable expenses incurred by the Executive through the end of the Transition Period in connection with Executive’s duties under this Agreement in accordance with the general policies, practices and procedures of the Company; and (iii) use of the Company plane for one round trip between Santa Fe, New Mexico and Houston, Texas, per month from the date hereof until the end of the Transition Period.
          (d) Unless otherwise terminated earlier by the Board, Executive shall be deemed to have resigned as an employee of the Company as of the close of business on the Retirement Date without any further action required by Executive or the Company. Executive’s resignation pursuant to this Section 1(d) or termination of employment by the Company pursuant to Section 1(b) shall be deemed to be a retirement in good standing for all purposes, including, without limitation, for the purpose of determining Executive’s rights under the Company’s benefit plans.
     2. Termination of the Severance Agreement; Waiver of Good Reason Termination.
          (a) Company and Executive hereby agree that the Severance Agreement (including all rights and obligations contained therein) is hereby terminated effective as of the close of business on March 31, 2009 (the “Severance Termination Date”).
          (b) Executive hereby acknowledges and agrees that Executive’s execution of this Agreement constitutes Executive’s written consent to the actions of the Company as contemplated by this Agreement for purposes of Section 1(d) of the Severance Agreement and Executive hereby waives any right to terminate his employment for Good Reason (as defined in the Severance Agreement) under Section 5 of the Severance Agreement prior to the Severance Termination Date with respect to the actions of the Company contemplated by this Agreement.
     3. Fiscal Year 2009 Management Incentive Plan Bonus.
          (a) Company shall pay Executive an MIP Bonus for fiscal year 2009, to the extent the criteria for payment of a fiscal 2009 MIP Bonus are satisfied and subject to the terms and conditions of the MIP Bonus Agreement, equal to seventy-five percent (75%) of the MIP Bonus payable to Executive if Executive’s MIP Bonus were calculated using Executive’s base salary in effect on March 31, 2009. Executive shall be entitled to a payment pursuant to this Section 3(a) regardless of whether or not Executive is employed by the Company on the Retirement Date. The cash bonus payable to Executive pursuant to this Section 3(a) shall be reduced by all applicable withholdings and deductions, including amounts, if any, deferred by

Executive under the Company’s Executive Deferred Compensation Plan (“EDCP”), and shall be paid at such time as Executive’s MIP Bonus would otherwise be payable under the terms of the Management Incentive Plan (the “MIP”) and the MIP Bonus Agreement. Executive’s 2009 MIP Bonus, as adjusted pursuant to this Section 3(a), if any, shall be used for purposes of calculating (i) the amount deferred by Executive, if any, and any company match under the EDCP; and (ii) Executive’s accrued benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”), if applicable.
          (b) Executive hereby waives any and all rights that Executive may have to a MIP Bonus under the MIP Bonus Agreement in excess of the cash bonus payable to Executive pursuant to Section 3(a) of this Agreement (without taking into account amounts deferred, if any, by Executive under the EDCP) and the Company hereby waives any right to deny Executive the MIP Bonus for fiscal year 2009 as set forth in Section 3(a) above, either by amending the performance criteria or by terminating the MIP Bonus Agreement pursuant to its authority under Section 11 of the MIP Bonus Agreement unless such amendment or termination of the MIP Bonus Agreement is in connection with an amendment or termination of the fiscal 2009 Management Incentive Program or other such arrangements applicable to all MIP participants.
     4. Certain Other Activities of Executive.
          (a) Service on Boards of Directors of Suppliers and Customers. The Company understands that Executive has indicated a desire to serve on the boards of directors of suppliers and customers of the Company or any of its subsidiaries following his retirement from the Company and from his service as Chairman of the Board and as a Director of the Company. The Company hereby agrees that Executive’s service on such boards of directors will not be considered a violation of any of Executive’s restrictive covenant obligations contained in the EDCP, the SERP, any stock option grant agreements, and any other applicable benefit plan of the Company; provided that, (A) Executive obtains the prior written consent of the Presiding Director or Chairman of the Board of the Company (other than Executive), whose consent shall not be unreasonably withheld; and (B) Executive agrees that he will not (i) use his contacts at the Company or any of its subsidiaries to, or otherwise attempt to influence any business transactions between any such entity and the Company or any of its subsidiaries, or (ii) disclose any trade secrets or confidential information of the Company or any of its subsidiaries to any such entity.
          (b) International Consulting Services.
               (i) The Company further understands that Executive has indicated his desire to provide consulting services to companies or other business entities in countries other than the United States or Canada following his retirement from the Company and from his service as the Chairman of the Board and a Director of the Company. The Company hereby agrees that Executive’s provision of such consulting or other similar services to such companies or other business entities will not be considered a violation of any of Executive’s restrictive covenant obligations contained in the EDCP, the SERP, any stock option grant agreements, and any other applicable benefit plan of the Company; provided that Executive obtains the prior written consent of the Presiding Director or Chairman of the Board of the Company (other than

Executive), whose consent shall not be unreasonably withheld. Executive shall provide written notice to the Company at least thirty (30) days prior to the date Executive expects to commence providing any such services, which such notice shall include the name of the company or other business entity for which Executive will provide such services, the country or countries in which such company or other business entity distributes or otherwise sells its products, and the date upon which Executive expects to commence providing such services.
               (ii) In the event the Company or any of its subsidiaries commences the distribution of products either (A) through the acquisition or formation of one or more subsidiaries, joint ventures or other business operations; or (B) by entering into an arrangement to distribute or otherwise sell the Company’s or any of its subsidiaries’ products, whether in the form of a franchising arrangement, licensing arrangement, sub-distribution arrangement, or other similar arrangement, in which Executive is then providing consulting or other similar services, the Company shall provide written notice to Executive of the Company’s or any of its subsidiaries’ commencement of distribution or sale of product into such country or countries, and Executive shall have six (6) months from the date of receipt of such notice to cease such consulting or similar services in the country or countries set forth in such notice. In the event Executive fails to cease providing consulting or other similar services before the end of such six (6) month period, Executive’s benefits under the SERP, the EDCP, any stock option grant agreements or other benefit plans may be subject to forfeiture pursuant to the terms of such plans.
     5. Acknowledgment of OWBPA Rights.
     Executive acknowledges that he has thoroughly discussed all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Executive shall have twenty-one (21) days to review and consider this Agreement before executing it, but may waive this twenty-one (21) day period at his own voluntary election. Executive acknowledges and understands that he shall have seven (7) days after signing this Agreement during which he may revoke this Agreement by providing written notice to Company within seven (7) days following its execution. Any notice of revocation of this Agreement shall not be effective unless given in writing and received by Company within the seven-day revocation period via personal delivery, overnight courier, or certified U.S. mail, return receipt requested, to Sysco Corporation, 1390 Enclave Parkway, Houston, TX 77077-2099, Attention: General Counsel. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE AND ENFORCEABLE UNTIL SUCH SEVEN (7) DAY PERIOD HAS EXPIRED. IF EMPLOYEE REVOKES THIS AGREEMENT WITHIN SUCH SEVEN (7) DAY PERIOD, EMPLOYEE WILL NOT BE ENTITLED TO RECEIVE ANY OF THE RIGHTS AND BENEFITS DESCRIBED HEREIN.

     6. Severability.
     If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision shall be deemed modified to most closely resemble the original intent of the parties, without invalidating the remainder of this Agreement; and such shall not affect any other independent provision of this Agreement and each other independent provision of this Agreement shall be enforced to the full extent permitted by law.
     7. Resolution of Disputes.
          (a) If a legally cognizable dispute arises out of or relates to any aspect of this Agreement or the breach, termination, or validity thereof, the parties agree to resolve the dispute by binding arbitration before the American Arbitration Association (“AAA”). Disputes subject to binding arbitration include, without limitation, (1) all tort and contract claims; (2) claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act; the Americans with Disabilities Act; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act; the Civil Rights Act of 1866, as amended, and the Employee Retirement Income Security Act of 1974; and (3) claims against the Company’s subsidiaries, affiliated and successor companies, and claims against the Company that include claims against the Company’s agents and employees, whether in their capacity as such or otherwise.
          (b) Arbitration proceedings shall be held in Houston, Texas, or at such other place as may be selected by the mutual agreement of the parties. The arbitration shall proceed in accordance with the Employment Dispute Resolution Rules of the AAA in effect on the date of this Agreement, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          (c) The arbitration award shall be in writing and shall specify the factual and legal bases for the award. In rendering the award, the arbitrator shall determine the respective rights and obligations of the parties according to the laws of the State of Delaware or, if applicable, federal law, and without regard to conflict or choice of law principles. The arbitrator shall have the authority to award any remedy or relief that a federal or state court within the State of Delaware could order or grant, including without limitation, specific performance of any obligation created under this Agreement; an award of punitive, exemplary, statutory, or compensatory damages; the issuance of an injunction or other provisional relief; the a declaration of the forfeiture of amounts due or claimed to be due; or the imposition of sanctions for abuse or frustration of the arbitration process.
          (d) Each party shall pay for its own fees and expenses of arbitration including the expense of its own counsel, experts, witnesses and preparation and presentation of evidence, except that the cost of the arbitrator and any filing fee exceeding the applicable filing fee in federal court shall be paid by the Company; provided, however, that all reasonable costs and fees necessarily incurred by any party shall be subject to reimbursement from the other party as part of any award of the arbitrator.

          (e) By initialing below, Executive and the Company acknowledge that each has read the provisions of this Section 7 and agree to arbitration as provided herein. (A duly authorized officer of the Company shall provide his or her initials on behalf of the Company.)
           /s/ RJS Executive’s Initials                 /s/ MCN Company Officer’s Initials
     8. Tax Matters and Section 409A Compliance.
          (a) The Company shall withhold all applicable taxes from amounts paid to you hereunder and shall pay such withheld taxes over to the proper taxing authorities.
          (b) This Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and Treasury guidance promulgated thereunder (“Section 409A”).
          (c) The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A.
     9. Notice.
          For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Executive:	At the last known address shown in the Company’s personnel records.

If to the Company:	Sysco Corporation 1390 Enclave Parkway Houston, TX 77077-2099 Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     10. General Provisions.
          (a) This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Executive and Company and each of their respective successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives.

          (b) Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof in order to induce the execution of this Agreement.
          (c) Except in the event that Company publicly files this Agreement or otherwise publicly discloses its terms and conditions, Executive agrees that the terms and conditions of this Agreement, including the consideration hereunder shall not be disclosed to anyone and shall remain confidential and not be disseminated to any person or entity not a party to this Agreement except to family members, legal counsel, an accountant for purposes of securing tax advice, the Internal Revenue Service, or state taxing agencies.
          (d) The “Effective Date” of this Agreement shall be the eighth (8th) day after the execution of the Agreement by Executive.
          (e) This Agreement does not constitute an admission of any liability.
          (f) Neither this Agreement nor any provision hereof may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.
          (g) This Agreement shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws and rules) of Delaware.
          (h) Each of the parties represents and warrants that he or it is legally viable and competent to enter into this Agreement, is relying on independent judgment and the advice of legal counsel and has not been influenced, pressured, or coerced to any extent whatsoever in making this Agreement by any representations or statements made by any party, and/or any person or persons representing any party, and that the individuals executing this Agreement on his or its behalf are authorized to do so.
          (i) This Agreement expressly supersedes all other prior agreements or other arrangements by and between Company and Executive with respect to the compensation and benefits payable by Company to Executive, including all of Company’s payment obligations for compensation set forth in any employment agreement between the parties, whether or not in writing, and that such prior agreements or arrangements with respect to compensation and benefits payable by Company to Executive shall upon the Effective Date be null and void and of no force and effect whatsoever. Notwithstanding the foregoing, (A) except as expressly modified herein, the terms and conditions of the Severance Agreement shall remain in full force and effect as to Executive through the Severance Termination Date, and thereafter shall become null and void and of no force or effect whatsoever, and (B) the terms and conditions of all benefit plans and programs maintained by the Company, including without limitation the MIP Bonus Agreement, shall remain in full force and effect as to Executive except as expressly modified by this Agreement.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.
EXECUTED THIS 19th DAY OF JANUARY, 2009.

EXECUTIVE:	/s/ Richard J. Schnieders
Print Name: Richard J. Schnieders
EXECUTED THIS 19th DAY OF JANUARY, 2009.
COMPANY: Sysco Corporation

By:	/s/ Michael C. Nichols
Michael C. Nichols
Sr. Vice President, General Counsel and Corporate Secretary